Exhibit 6.2

EXECUTION COPY

INTRA-GROUP LICENCE AGREEMENT (the “Agreement”)

This INTRA-GROUP LICENCE AGREEMENT (the “Agreement”) is dated March 19, 2025 by and between:

(1) Wahed Inc., incorporated and registered in the State of Delaware with state company number 6195230 whose principal place of business is 27 East 28th Street, New York, New York 10016 (Licensor); and

(2) Wahed Real Estate Fund I LLC formed in the State of Delaware with state company number 10136178 whose principal place of business is 27 East 28th Street, New York, New York 10016 (Licensee).

RECITALS

WHEREAS, The Licensor owns the intellectual property rights in the Licensed Rights (as defined below);

WHEREAS, The Licensor has agreed to grant a licence to the Licensee to use the intellectual property rights in the Licensed Rights shown in the Schedules to this agreement on the terms set out in this agreement;

WHEREAS, The Licensor is the whole-owner and parent company of the Licensee and in furtherance of the Licensee’s business as one the Licensor’s subsidiaries, hereby permit the use of the Licensed Rights;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as set forth above and as follows:

AGREED TERMS

1. INTERPRETATION

1.1 The following definitions and rules of interpretation apply in this agreement.

Business Day:  a day, other than a Saturday, Sunday or public holiday in, when banks in are open for business in the city of New York.

Control: beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company, and controls, controlled and the expression change of control shall be construed accordingly.

Commencement Date:  the date of this agreement

day:  a period of 24 consecutive hours ending at 12.00 midnight

Group:  in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.

Intellectual Property Rights:  patents, utility models, rights to inventions, copyright and neighbouring and related rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Licensed Products: Means any product or service offered by the Licensee which seeks to incorporate the Trade Marks or any Licensed Rights.

Licensed Services: means the provision of investment advisory, securities brokering or other related regulated services through a proprietary digital platform using the Wahed name or any of the Licensed Rights.

Licensed Rights:  the Trade Marks, tech platform developed by Wahed Inc. or its affiliates including but not limited to application programming interface, various mobile applications, website and marketing platforms under the name of or affiliated with ‘Wahed Invest’.

subsidiary:  has the meaning given in Clause 1.7.

Territory: Canada, the United States of America and all territories, jurisdictions and commonwealths under the control the aforementioned countries.

Trade Marks:  the registered trademarks short particulars of which are set out in Schedule 1 (Registered trademarks and applications) and Schedule 2 (Unregistered trademarks).]

week:  any period of seven consecutive days.

year:  any period of 12 consecutive months from 1 January to the following 31 December.

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3 A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4 The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5 References to clauses and Schedules are to the clauses and Schedules of this agreement.

1.6 A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.7 A company is a ’’subsidiary’’ of another company, its ’‘holding company’’ if that other company –

(a) holds a majority of the voting rights in it, or

(b) is a member of it and has the right to appoint and remove a majority of its board of directors, or

(c) is a member of it and Controls alone, pursuant to an agreement with other members, majority of the voting rights in it or if it is a subsidiary of a company that is itself a subsidiary of that other company.

A company is a ’‘wholly-owned subsidiary’’ of another company if it has no members except that other and that other’s wholly-owned subsidiaries or persons acting on behalf of that other or its wholly owned subsidiaries.

1.8 Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.9 This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party’s personal representatives, successors and permitted assigns.

1.10 A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.11 A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.12 A reference to writing or written includes fax and email.

1.13 Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.14 A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.15 Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2. LICENCE

2.1 The Licensor hereby grants to the Licensee a non-exclusive licence to use the Licensed Rights in relation to the use, sale and supply of Licensed Services in the Territory for the term of this agreement.

2.2 The Licensee shall not:

(a) undertake advertising of Licensed Products in, or specifically aimed at, any country outside the Territory;

(b) actively seek orders for Licensed Products from outside the Territory; or

(c) establish any branch dealing in, or maintain any distribution depot for, Licensed Products outside the Territory.

3. PROVISION OF FURTHER KNOW-HOW

3.1 The Licensor shall make available to the Licensee any further know-how relating to the provision of the Licensed Services as the Licensor is at liberty to disclose and, in the opinion of the Licensor, is reasonably necessary for that provision.

3.2 The know-how supplied by the Licensor pursuant to Clause 3.1 shall be used by the Licensee only for the purpose of the supply of Licensed Products in the Territory and shall be subject to the provisions of Clause 7 (Confidentiality).

4. QUALITY CONTROL AND MARKING

4.1 The Licensee shall comply with the specifications, standards and directions relating to the Licensed Services as notified in writing by the Licensor from time to time and with all applicable laws, regulations, industry standards and codes of practice.

4.2 The Licensee shall promptly provide the Licensor with copies of all communications relating to the Licensed Rights or the Licensed Services, with any regulatory, industry or other authority.

4.3 The Licensee shall mark all Licensed Services with the relevant number of such of the Licensed Rights as is appropriate and with a clear and prominent statement in a form approved by the Licensor that the Licensed Products are manufactured and supplied by the Licensee under licence from the Licensor.

4.5 The Licensee shall, upon the Licensor’s request, provide the Licensor with details of any complaints it has received relating to the Licensed Services together with reports on the manner in which those complaints are being or have been dealt with, and shall comply with any reasonable directions given by the Licensor concerning those complaints.

5. MARKETING, ADVERTISING AND PROMOTION

5.1 The Licensee shall use its best endeavours to promote and expand the supply of Licensed Services throughout the Territory on the maximum possible scale, and shall provide any advertising and publicity as may reasonably be expected to bring the Licensed Products to the attention of as many purchasers and potential purchasers as possible.

5.2 The Licensee undertakes to ensure that its advertising, marketing and promotion of Licensed Services shall not reduce or diminish the reputation, image and prestige of the Trade Marks.

5.3 Upon request from the Licensor, the Licensee shall send to the Licensor for its prior written approval, the text and layout of all proposed advertisements and marketing and promotional material relating to Licensed Services. In the event that the Licensor disapproves of any material, it shall give written notice of this disapproval to the Licensee within 20 days of receipt by the Licensor of the material. The Licensee shall not use any material in the advertising, marketing or promotion of Licensed Services which has not been approved by the Licensor. In the absence of a written notice of disapproval within 20 days of receipt of these materials, the materials shall be deemed to have been approved by the Licensor.

5.4 The Licensee shall bear the costs of all advertising, marketing and promotion for Licensed Products.

6. IMPROVEMENTS

6.1 If either party makes, devises, discovers, or otherwise acquires rights in any improvement, enhancement or modification to any Licensed Service or its method of manufacture (Improvement) that party shall, if it is not prohibited by law or by any obligation to any other person, promptly notify the other party in writing, giving details of the Improvement and shall, if the other party so requests, provide any further information as would be reasonably required to enable it to evaluate the Improvement effectively.

6.2 Information provided by the Licensor to the Licensee under Clause 6.1 shall be subject to the provisions of Clause 7 (Confidentiality).

6.3 The Licensee shall grant to the Licensor a non-exclusive royalty-free worldwide irrevocable licence (together with the right to grant sub-licences) to use in any manner any Improvement made, devised or discovered by the Licensee.

7. CONFIDENTIALITY

7.1 Confidential Information means all confidential information (however recorded or preserved) disclosed by the Licensor or its Representatives (as defined below) to the Licensee and the Licensee’s Representatives whether before or after the date of this agreement, including:

(a) the existence and terms of this agreement;

(b) any information provided by the Licensor to the Licensee under Clause 6.1;

(c) all other know-how relating to the provision of the Licensed Services; and

(d) any information (whether or not technical) that would be regarded as confidential by a reasonable business person.

Representatives means, in relation to a party, its employees, officers, representatives and advisers.

7.2 The provisions of this clause shall not apply to any Confidential Information that:

(a) is or becomes generally available to the public (other than as a result of its disclosure by the Licensee or its Representatives in breach of this clause);

(b) was available to the Licensee on a non-confidential basis before disclosure by the Licensor;

(c) was, is or becomes available to the Licensee on a non-confidential basis from a person who, to the Licensee’s knowledge, is not bound by a confidentiality agreement with the Licensor or otherwise prohibited from disclosing the information to the Licensee; or

(d) the parties agree in writing that the information is not confidential or may be disclosed or

(e) is developed by or for the Licensee independently of the information disclosed by the Licensor.

7.3 The Licensee shall keep the Licensor’s Confidential Information confidential and shall not:

(a) use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this agreement (Permitted Purpose); or

(b) disclose such Confidential Information in whole or in part to any third party, except as expressly permitted by this Clause 7.

7.4 The Licensee may disclose the Confidential Information to those of its Representatives who need to know such Confidential Information for the Permitted Purpose, provided that:

(a) it informs such Representatives of the confidential nature of the Confidential Information before disclosure; and

(b) it procures that its Representatives shall, in relation to any Confidential Information disclosed to them, comply with the obligations set out in this clause as if they were a party to this agreement, and at all times, it is liable for the failure of any Representatives to comply with the obligations set out in this clause.

7.5 The Licensee may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the Licensor as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the Licensor in relation to the content of such disclosure.

7.6 On termination of this agreement, the Licensee shall:

(a) destroy or return to the Licensor all documents and materials (and any copies) containing, reflecting, incorporating or based on the Licensor’s Confidential Information;

(b) erase all the Licensor’s Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically and legally practicable); and

(c) certify in writing to the Licensor that it has complied with the requirements of this clause, provided that the Licensee may retain documents and materials containing, reflecting, incorporating or based on the Licensor’s Confidential Information to the extent required by law or any applicable governmental or regulatory authority. The provisions of this clause shall continue to apply to any such documents and materials retained by the Licensee, subject to Clause 16 (Survival).

7.7 The provisions of this Clause 16 (Survival) shall continue to apply after the expiry or earlier termination of this agreement.

8. ROYALTY

8.1 The Licensee shall pay to the Licensor a royalty of USD 1.00.

8.2 All payments made by the Licensee under this agreement are exclusive of VAT. If any payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply by the Licensor, the Licensee shall increase that payment by an amount equal to the VAT that is chargeable for the taxable or deemed taxable supply in question, provided that the Licensor shall have delivered a valid VAT invoice for the VAT to the Licensee. If the Licensee fails to comply with its obligations under this clause, it shall additionally pay all interest and penalties, which thereby arise to the Licensor. If any VAT invoice is delivered to the Licensee after the relevant payment has been made, the Licensee shall pay the VAT due within five (5) business days of the Licensor delivering a valid VAT invoice.

8.3 All royalties and other sums payable under this agreement shall be paid free and clear of all deductions and withholdings unless the deduction or withholding is required by law. If any deduction or withholding is required by law, the Licensee shall pay to the Licensor any sum as will, after the deduction or withholding has been made, leave the Licensor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.4 Royalties and any other sums payable under this agreement shall be paid in United States Dollar to the credit of a bank account to be designated in writing by the Licensor.

8.5 Royalties payable under this agreement shall be paid within 30 days of the end of each month, and for the purpose of converting the local currency of the Licensee (in which the royalties arise) into United States Dollar, the rate of exchange to be applied shall be the rate of exchange applied by the New York bankers to the Licensor for the purchase of sterling with any foreign currency as at the close of business on the date when the relevant payment first becomes due].

8.6 The provisions of this Clause 8 (Royalty) shall remain in effect in the event of the termination or expiry of this agreement until the settlement of all subsisting claims by the Licensor.

9. PROTECTION OF THE LICENSED RIGHTS

9.1 The Licensee shall immediately notify the Licensor in writing giving full particulars if any of the following matters come to its attention:

(a) any actual, suspected or threatened infringement of any of the Licensed Rights;

(b) any claim made or threatened that the Licensed Services infringe the rights of any third party; or

(c) any other form of attack, charge or claim to which any of the Licensed Rights may be subject.

9.2 In respect of any of the matters listed in Clause 9.1:

(a) the Licensor shall, at his absolute discretion, decide what action to take, if any;

(b) the Licensor shall have exclusive control over and conduct of all claims and proceedings;

(c) the Licensee shall not make any admissions other than to the Licensor and shall provide the Licensor with all assistance that they may reasonably require in the conduct of any claims or proceedings; and

(d) the Licensor shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for his own account.

9.3 Nothing in this agreement shall constitute any representation or warranty that:

(a) any of the Licensed Rights are valid;

(b) any of the Licensed Rights (if an application) shall proceed to grant or, if granted, shall be valid; or

(c) the exercise by the Licensee of rights granted under this agreement will not infringe the rights of any person.

10. LIABILITY, INDEMNITY AND INSURANCE

10.1 To the fullest extent permitted by law, the Licensor shall not be liable to the Licensee for any costs, expenses, loss or damage (whether direct, indirect or consequential, and whether economic or other) arising from the Licensee’s exercise of the rights granted to it under this agreement.

10.2 The Licensee shall indemnify the Licensor against all liabilities, costs, expenses, damages and losses (including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Licensor arising out of or in connection with:

(a) The Licensee’s exercise of the rights granted to it under this agreement;

(b) The Licensee’s breach or negligent performance or non-performance of this agreement, including any liability claim relating to Licensed Services offered or put into use by the Licensee;

(c) The enforcement of this agreement;

(d) Any claim made against the Licensor by a third party for death, personal injury or damage to property arising out of or in connection with faulty Licensed Services, to the extent that the defect in the Licensed Services is attributable to the acts or omissions of the Licensee, its employees, agents, sub-licensees or subcontractors.

10.3 Liability under this indemnity is conditional on the Licensor discharging the following obligations. If any third party makes a claim, or notifies an intention to make a claim, against the Licensor which may reasonably be considered likely to give rise to a liability under this indemnity (Claim), the Licensor shall:

(a) as soon as reasonably practicable, give written notice of the Claim to the Licensee, specifying the nature of the Claim in reasonable detail;

(b) not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of the Licensee (such consent not to be unreasonably conditioned, withheld or delayed) , provided that the Licensor may settle the Claim after giving prior written notice of the terms of settlement (to the extent legally possible) to the Licensee, but without obtaining the Licensee’s consent if the Licensor reasonably believes that failure to settle the Claim would be prejudicial to it in any material respect;

(c) give the Licensee and its professional advisers access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or Control of the Licensor, so as to enable the Licensee and its professional advisers to examine them and to take copies (at the Licensee’s expense) for the purpose of assessing the Claim; and

(d)  be deemed to have given to the Licensee sole authority to avoid, dispute, compromise or defend the Claim.

10.4 If a payment due from the Licensee under this clause is subject to tax (whether by way of direct assessment or withholding at its source), the Licensor shall be entitled to receive from the Licensee such amounts as shall ensure that the net receipt, after tax, to the Licensor in respect of the payment is the same as it would have been were the payment not subject to tax.

10.5 The Licensee shall, at its expense, carry product liability and comprehensive general liability insurance coverage of an amount adequate to support its liabilities under this agreement. The Licensee shall ensure that such insurance policy names the Licensor as co-insured with the Licensee and remains in effect throughout the duration of this agreement and for a period of five (5) years after termination or expiry of the agreement, and shall supply the Licensor with a copy of such policy on request.

11.6 Nothing in this clause shall restrict or limit the Licensor’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.

10.7 Nothing in this agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence.

11. ADDITIONAL LICENSEE OBLIGATIONS

11.1 The Licensee shall:

(a) obtain at its own expense all licences, permits and consents necessary for the provision of the Licensed Service in the Territory;

(b) perform its obligations in connection with the provision of the Licensed Service with all due skill, care and diligence including good industry practice;

11.2 The Licensee shall not, nor directly or indirectly assist any other person to, do or omit to do anything to diminish the rights of the Licensor in the Licensed Rights.

11.3 The Licensee acknowledges and agrees that the exercise of the licence granted to the Licensee under this agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the Territory, and the Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

12. [RESERVED]

13. [RESERVED]

14. ASSIGNMENT AND OTHER DEALINGS

14.1 The Licensee shall not assign, transfer, mortgage, charge, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement without the prior written consent of the Licensor.

14.2 The Licensor may at any time assign, transfer, mortgage, charge or deal in any other manner with any or all of its rights and obligations under this agreement, provided that the Licensor gives prior written notice to the Licensee.

14.3 The Licensee may, after having given prior written notice to the Licensor, assign or subcontract any or all of its rights and obligations under this agreement to a member of its Group for so long as that company remains a member of the Licensee’s Group . Where the Licensee subcontracts the performance of any or all of its obligations under this agreement to a member of its Group, it shall immediately resume the performance of such obligations on such company ceasing to be a member of its Group, or delegate the performance of such obligations to such other member of its Group as it may nominate.

14.4 The Licensor may subcontract or delegate in any manner any or all of its obligations under this agreement to any third party, provided that it gives prior written notice of such subcontract or delegation to the Licensee.

14.5 The Licensee shall, at the Licensor’s request, execute any agreements or other instruments (including any supplement or amendment to this agreement) which may be required in order to give effect to or perfect any assignment, transfer, mortgage, charge or other dealing referred to in Clause 14.2.

14.6 Either party may, after having given prior written notice to the other party, assign its rights under this agreement to any person to which it transfers its business OR that part of its business to which this agreement relates, provided that the assignee undertakes in writing to the other party to be bound by the first party’s obligations under this agreement.

15. DURATION AND TERMINATION

15.1 This agreement shall commence on the Commencement Date and shall continue, unless terminated earlier in accordance with Clause 15.2 or Clause 15.3.

15.2 The Licensor shall have the right to terminate this agreement on giving the Licensee not less than three months’ written notice of termination.

15.3 Without affecting any other right or remedy available to it, the Licensor may terminate this agreement with immediate effect by giving written notice to the Licensee if:

(a) the Licensee fails to pay any amount due under this agreement on the due date for payment and remains in default not less than fourteen days after being notified in writing to make such payment;

(b) the Licensee commits a material breach of any other term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of fourteen days after being notified in writing to do so;

(c) the Licensee repeatedly breaches any of the terms of this agreement in such a manner as to reasonably left the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this agreement;

(d) the Licensee suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts;

(e) the Licensee commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with any of its creditors other than (being a company) for the sole purpose of a scheme for a solvent amalgamation of the Licensee with one or more other companies or the solvent reconstruction of the Licensee;

(f) a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the Licensee other than for the sole purpose of a scheme for a solvent amalgamation of the Licensee with one or more other companies or the solvent reconstruction of that other party;

(g) an application is made to court, or an order is made, for the appointment of an administrator, or a notice of intention to appoint an administrator is given or an administrator is appointed, over the Licensee;

(h) the holder of a qualifying floating charge over the assets of the Licensee (being a company) has become entitled to appoint or has appointed an administrative receiver;

(i) a person becomes entitled to appoint a receiver over all or any of the assets of the Licensee or a receiver is appointed over all or any of the assets of the Licensee;

(j) a creditor or encumbrancer of the Licensee attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the Licensee’s assets and such attachment or process is not discharged within fourteen days;

(k) any event occurs, or proceeding is taken, with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in Clause 15.3(d) to Clause 15.3(j) (inclusive);

(l) the Licensee suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

(m) there is a change of Control of the Licensee.

15.4 For the purposes of Clause 15.3(b), material breach means a breach (including an anticipatory breach) that is serious in the widest sense of having a serious effect on the benefit which the terminating party would otherwise derive from:

(a) a substantial portion of this agreement; or

(b) any of the obligations set out in clause,

over the term of this agreement. In deciding whether any breach is material no regard shall be had to whether it occurs by some accident, mishap, mistake or misunderstanding.

16. SURVIVAL

16.1 On expiry or termination of this agreement for any reason and subject to any express provisions set out elsewhere in this agreement:

(a) all outstanding sums payable by the Licensee to the Licensor shall immediately become due and payable;

(b) all rights and licences granted pursuant to this agreement shall cease save as set out in this clause; and

16.2 Any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this agreement shall remain in full force and effect.

16.3 Termination or expiry of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination or expiry.

17. FURTHER ASSURANCE

At its own expense, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

18. WAIVER

18.1 No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

19. ENTIRE AGREEMENT

19.1 This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

19.2 Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

19.3 Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

19.4 Nothing in this clause shall limit or exclude any liability for fraud.

20. VARIATION

20.1 No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

21. SEVERANCE

21.1 If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted but that shall not affect the validity and enforceability of the rest of this agreement.

21.2 If any provision or part-provision of this agreement is deemed deleted under clause 21.1 the parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

22. COUNTERPARTS

22.1 This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

22.2 Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page)by (a) fax or (b) email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

22.3 No counterpart shall be effective until each party has executed and delivered at least one counterpart.

23. NO PARTNERSHIP OR AGENCY

23.1 Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

23.2 Each party confirms it is acting on its own behalf and not for the benefit of any other person.

24. FORCE MAJEURE

24.1 Neither party shall be in breach of this agreement nor liable for delay in performing, or failure to perform, any of its obligations under this agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed OR the affected party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for three (3) months, the party not affected may terminate this agreement by giving fourteen (14) days’ written notice to the affected party.

25. NOTICES

25.1 Any notice or other communication given to a party under or in connection with this agreement shall be in writing and shall be:

(a) delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or

(b) sent by email to Mohsin.siddiqui@wahed.com, with a copy addressed to wahedlegal@wahedinvest.com.

25.2 Any notice or communication shall be deemed to have been received:

(a) if delivered by hand, on signature of a delivery receipt

(b) if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; and

(c) if sent by fax or email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this clause 26.2(c), business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

25.3 This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

25.4 A notice given under this agreement is not valid if sent by email.

26. INADEQUACY OF DAMAGES

26.1 Without prejudice to any other rights or remedies that the Licensor may have, the Licensee acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this agreement by the Licensee. Accordingly, the Licensor shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.

27. GOVERNING LAW

27.1 This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

28. JURISDICTION

28.1 The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this agreement shall be deemed to have arisen from the transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts(and of the appropriate appellate courts therefrom) any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in section 26 shall be deemed effective service of process on such party.

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SCHEDULE 1

REGISTERED TRADE MARKS AND APPLICATIONS

Country/ territory	Mark	Application or registration number	Date of filing/registration	Classes	Specification of goods or services
USA	WAHED	5611100	Filed on 5 April 2018	Class 4 (Standard Character Mark)	●	Downloadable computer software
			Registered on 20 November 2018		●	Investment advisory services
					●	Software as a Service
USA	WAHED LOGO (‘gold bar logo’)	97/520,219	August 29, 2023	Class 9, 26, 42	●	Downloadable computer software
					●	Investment advisory services; Investment management; Investment of funds; Financial services
					●	Software as a service (SAAS) services featuring software for automated portfolio management

SCHEDULE 2

UNREGISTERED TRADEMARKS

Country or territory	Mark	Date of first use	Goods or services for which the mark has been used

Signed by MOHSIN SIDDIQUI for and on behalf of WAHED INC.	........................................ Authorized Signatory

Signed by AHMAR SHAIKH for and on behalf of Wahed Financial LLC as Managing Member of WAHED REAL ESTATE FUND I LLC.	........................................ Authorized Signatory